PIMCO CODE OF ETHICS

Effective as of December 31, 2001

INTRODUCTION

General Principles

        This Code of Ethics is based on the principle that you, as a director, officer or other Advisory Employee of Pacific Investment Management Company (“PIMCO”), owe a fiduciary duty to, among others, the shareholders of the Funds and other clients (together with the Funds, the “Advisory Clients”) for which PIMCO serves as an advisor or subadvisor. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients.

        At all times, you must observe the following general rules:

1.	You must place the interests of our Advisory Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You must adhere to this general fiduciary principle as well as comply with the Code’s specific provisions. Technical compliance with the Code’s procedures will not automatically insulate from scrutiny any trades that indicate an abuse of your fiduciary duties or that create an appearance of such abuse.

Your fiduciary obligation applies not only to your personal trading activities but also to actions taken on behalf of Advisory Clients. In particular, you may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this Code if you caused an Advisory Client to purchase a Security or Futures Contract you owned for the purpose of increasing the value of that Security or Futures Contract. If you are a portfolio manager or an employee who provides information or advice to a portfolio manager or helps execute a portfolio manager’s decisions, you would also violate this Code if you made a personal investment in a Security or Futures Contract that might be an appropriate investment for an Advisory Client without first considering the Security or Futures Contract as an investment for the Advisory Client.

2.	You must conduct all of your personal Investment Transactions in full compliance with this Code and the PIMCO Advisors L.P. Insider Trading Policy and Procedures (the “Insider Trading Policy”), and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility. PIMCO encourages you and your family to develop personal investment programs. However, those investment programs must remain within boundaries reasonably necessary to ensure that appropriate safeguards exist to protect the interests of our Advisory Clients and to avoid even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading PERSONAL INVESTMENT TRANSACTIONS. In addition, you must comply with the policies and procedures set forth in the Insider Trading Policy, which is attached to this Code as Appendix II. Doubtful situations should be resolved in favor of our Advisory Clients and against your personal trading.

3.	You must not take inappropriate advantage of your position. The receipt of investment opportunities, perquisites, gifts or gratuities from persons seeking business with PIMCO directly or on behalf of an Advisory Client could call into question the independence of your business judgment. Accordingly, you must comply with the policies and procedures set forth in this Code under the heading GIFTS AND SERVICE AS A DIRECTOR. Doubtful situations should be resolved against your personal interest.

The General Scope Of The Code’sApplications
To Personal Investment Activities

        The Code reflects the fact that PIMCO specializes in the management of fixed income portfolios. The vast majority of assets PIMCO purchases and sells on behalf of its Advisory Clients consist of corporate debt Securities, U.S. and foreign government obligations, asset-backed Securities, money market instruments, foreign currencies, and futures contracts and options with respect to those instruments. For its StocksPLUS Funds, PIMCO also purchases futures and options on the S & P 500 index and, on rare occasions, may purchase or sell baskets of the stocks represented in the S & P 500. For its Convertible Fund and other Advisory Clients, PIMCO purchases convertible securities that may be converted or exchanged into underlying shares of common stock. Other PIMCO Funds may also invest in convertible securities. The Convertible Fund and other Advisory Clients may also invest a portion of their assets in common stocks.

        Rule 17j-1 under the Investment Company Act of 1940 requires reporting of all personal transactions in Securities (other than certain Exempt Securities) by certain persons, whether or not they are Securities that might be purchased or sold by PIMCO on behalf of its Advisory Clients. The Code implements that reporting requirement.

        However, since the purpose of the Code is to avoid conflicts of interest arising from personal trading activities in Securities and other instruments that are held or might be acquired on behalf of our Advisory Clients, this Code only places restrictions on personal trading activities in such investments. As a result, this Code does not place restrictions (beyond reporting) on personal trading in most individual equity Securities. Although equities are Securities, they are not purchased or sold by PIMCO on behalf of the vast majority of PIMCO’s Advisory Clients and PIMCO has established special procedures to avoid conflicts of interest that might otherwise arise from personal trading in such equity securities. On the other hand, this Code does require reporting and restrict trading in certain Futures Contracts which, although they are not Securities, are instruments in which PIMCO frequently trades for many of its Advisory Clients.

        This Code applies to PIMCO’s officers and directors as well as to all of its Advisory Employees. The Code recognizes that portfolio managers and the investment personnel who provide them with advice and who execute their decisions occupy more sensitive positions than other Advisory Employees and that it is appropriate to subject their personal investment activities to greater restrictions.

The Organization Of The Code

        The remainder of this Code is divided into three sections. The first section concerns Personal Investment Transactions. The second section describes the restrictions on Gifts And Service As A Director. The third section summarizes the methods for ensuring Compliance under the Code. In addition, the following Appendices are also a part of this Code:

  Definitions of Capitalized Terms
  The PIMCO Advisors L.P. Insider Trading Policy and Procedures
  Form for Acknowledgment of Receipt of this Code
  Form for Annual Certification of Compliance with this Code
  Form for Initial Report of Accounts
  Form for Quarterly Report of Investment Transactions
  Form for Annual Holdings Report
  Preclearance Request Form
  Preclearance Request Form - PIMCO Closed End Funds
  List of PIMCO Compliance Officers

Questions

        Questions regarding this Code should be addressed to a Compliance Officer listed on Appendix X. Those Compliance Officers compose the PIMCO Compliance Committee.

PERSONAL INVESTMENT TRANSACTIONS

In General

        Subject to the limited exceptions described below, you are required to report all Investment Transactions in Securities and Futures Contracts made by you, a member of your Immediate Family or a trust in which you have an interest, or on behalf of any account in which you have an interest or which you direct. In addition, you must preclear certain Investment Transactions in Securities and Futures Contracts that PIMCO holds or may acquire on behalf of an Advisory Client, including certain Investment Transactions in Related Securities.

        The details of these reporting and preclearance requirements are described below. This Code uses a number of capitalized terms, e.g. Advisory Employee, Beneficial Ownership, Designated Equity Security, Exempt Security, Fixed Income Security, Fund, Futures Contract, Immediate Family, Initial Public Offering, Investment Transaction, Personal Account, Portfolio Employee, Private Placement, Qualified Foreign Government, Related Account, Related Security, and Security. The definitions of these capitalized terms are set forth in Appendix I. To understand your responsibilities under the Code, it is important that you review and understand the definitions in Appendix I.

Reporting Obligations

Notification Of Reporting Obligations

        As an Advisory Employee, you are required to report accounts and Investment Transactions in accordance with the requirements of this Code.

Use Of Broker-Dealers And Futures Commission Merchants

        Unless you are an independent director, you must use a registered broker-dealer or registered futures commission merchant to engage in any purchase or sale of a publicly-traded Security or Publicly-Traded Futures Contract. This requirement also applies to any purchase or sale of a publicly-traded Security or of a Publicly-Traded Futures Contract in which you have, or by reason of the Investment Transaction will acquire, a Beneficial Ownership interest. Thus, as a general matter, any Investment Transaction in publicly-traded Securities or Publicly-Traded Futures Contracts by members of your Immediate Family will need to be made through a registered broker-dealer or futures commission merchant.

Initial Report

        Within 10 days after commencing employment or within 10 days of any event that causes you to become subject to this Code (e.g. promotion to a position that makes you an Advisory Employee), you shall supply to a Compliance Officer copies of the most recent statements for each and every Personal Account and Related Account that holds or is likely to hold a Security or a Futures Contract in which you have a Beneficial Ownership interest, as well as copies of confirmations for any and all Investment Transactions subsequent to the effective date of those statements. These documents shall be supplied to the Compliance Officer by attaching them to the form appended hereto as Appendix V.

        On that same form you shall supply the name of any broker, dealer, bank or futures commission merchant and the number for any Personal Account and Related Account that holds or is likely to hold a Security or a Futures Contract in which you have a Beneficial Ownership interest for which you cannot supply the most recent account statement. You shall also certify, where indicated on the form, that the contents of the form and the documents attached thereto disclose all such Personal Accounts and Related Accounts.

        In addition, you shall also supply, where indicated on the form, the following information for each Security or Futures Contract in which you have a Beneficial Ownership interest, to the extent that this information is not available from the statements attached to the form:

  A description of the Security or Futures Contract, including its name or title;

  The quantity (e.g. in terms of numbers of shares, units or contracts) and principal amount (in dollars) of the Security or Futures Contract; and

  The name of any broker, dealer, bank or futures commission merchant with which you maintained an account in which the Security or Futures Contract was held.

New Accounts

        Immediately upon the opening of a new Personal Account or a Related Account that holds or is likely to hold a Security or a Futures Contract, you shall supply a Compliance Officer with the name of the broker, dealer, bank or futures commission merchant for that account, the identifying number for that Personal Account or Related Account, and the date the account was established.

Timely Reporting Of Investment Transactions

        You must cause each broker, dealer, bank or futures commission merchant that maintains a Personal Account or a Related Account that holds a Security or a Futures Contract in which you have a Beneficial Ownership interest to provide to a Compliance Officer, on a timely basis, duplicate copies of trade confirmations of all Investment Transactions in that account and of periodic statements for that account (“duplicate broker reports”).

        In addition, you must report to a Compliance Officer, on a timely basis, any Investment Transaction in a Security or a Futures Contract in which you have or acquired a Beneficial Ownership interest that was established without the use of a broker, dealer, bank or futures commission merchant.

Quarterly Certifications And Reporting

        At the end of the first, second and third calendar quarters, a Compliance Officer will provide you with a list of all accounts that you have previously identified to PIMCO as a Personal Account or a Related Account that holds or is likely to hold a Security or Futures Contract. Within 10 days after the end of that calendar quarter, you shall make any necessary additions, corrections or deletions to that list and return it to a Compliance Officer with a certification that: (a) the list, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which you have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely duplicate broker reports for the calendar quarter just ended, and (b) the broker, dealer, bank or futures commission merchant for each account on the list has been instructed to send a Compliance Officer timely duplicate broker reports for that account.

        You shall provide, on a copy of the form attached hereto as Appendix VI, the following information for each Investment Transaction during the calendar quarter just ended, to the extent that the duplicate broker reports for that calendar quarter did not supply this information to PIMCO:

  The date of the Investment Transaction, the title, the interest rate and maturity date (if applicable), the number of shares or contracts, and the principal amount of each Security or Futures Contract involved;

  The nature of the Investment Transaction (i.e. purchase, sale or any other type of acquisition or disposition);

  The price of the Security or Futures Contract at which the transaction was effected; and

  The name of the broker, dealer, bank, or futures commission merchant with or through which the transaction was effected.

You shall provide similar information for the fourth calendar quarter on a copy of the form attached hereto as Appendix VII, which form shall also be used for the Annual Holdings Report described below.

Annual Holdings Reports

        At the end of each calendar year, a Compliance Officer will provide to you promptly a list of all accounts that you have previously identified to PIMCO as a Personal Account or a Related Account that held or was likely to hold a Security or Futures Contract during that calendar year. Within 10 days after the end of that calendar year, you shall make any necessary additions, corrections or deletions to that list and return it to a Compliance Officer with a certification that: (a) the list, as modified (if necessary), represents a complete list of the Personal Accounts and Related Accounts that held Securities or Futures Contracts in which you had a Beneficial Ownership interest as of the end of that calendar year and for which PIMCO should have received or will receive an account statement of holdings as of the end of that calendar year, and (b) the broker, dealer, bank or futures commission merchant for each account on the list has been instructed to send a Compliance Officer such an account statement.

        You shall provide, on a copy of the form attached hereto as Appendix VII, the following information for each Security or Futures Contract in which you had a Beneficial Ownership interest, as of the end of the previous calendar year, to the extent that the previously referenced account statements have not supplied or will not supply this information to PIMCO:

  The title, quantity (e.g. in terms of numbers of shares, units or contracts) and principal amount of each Security or Futures Contract in which you had any Beneficial Ownership interest; and

  The name of any broker, dealer, bank or futures commission merchant with which you maintain an account in which any such Securities or Futures Contracts have been held or are held for your benefit.

In addition, you shall also provide, on that same form, Investment Transaction information for the fourth quarter of the calendar year just ended. This information shall be of the type and in the form required for the quarterly reports described above.

Related Accounts

        The reporting and certification obligations described above also apply to any Related Account (as defined in Appendix I) and to any Investment Transaction in a Related Account.

        It is important for you to recognize that the definitions of “Related Account” and “Beneficial Ownership” in Appendix I may require you to provide, or to arrange for the broker, dealer, bank or futures commission merchant to furnish, copies of reports for any account used by or for a member of your Immediate Family or a trust in which you or a member of your Immediate Family has any vested interest, as well as for any other accounts in which you may have the opportunity, directly or indirectly, to profit or share in the profit derived from any Investment Transaction in that account.

Exemptions From Reporting

        You need not report Investment Transactions in any account over which neither you nor an Immediate Family Member has or had any direct or indirect influence or control.

        You also need not report Investment Transactions in Exempt Securities (as defined in Appendix I) nor need you furnish, or require a broker, dealer, bank or futures commission merchant to furnish, copies of confirmations or periodic statements for accounts that hold only Exempt Securities. This includes accounts that only hold U.S. Government Securities, money market interests, or shares in open-end mutual funds. This exemption from reporting shall end immediately, however, at such time as there is an Investment Transaction in that account in a Futures Contract or in a Security that is not an Exempt Security.

Prohibited Investment Transactions

Initial Public Offerings of Equity Securities

        If you are a Portfolio Employee (as defined in Appendix I), you may not acquire Beneficial Ownership of any equity Security in an Initial Public Offering.

Private Placements and Initial Public Offering of Debt Securities

        If you are a Portfolio Employee, you may not acquire a Beneficial Ownership interest in any Security through a Private Placement (or subsequently sell it), or acquire a Beneficial Ownership interest in any debt Security in an Initial Public Offering unless you have received the prior written approval of the Chief Executive Officer of PIMCO or of a Compliance Officer listed on Appendix X. Approval will not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory Clients, and that the opportunity to invest has not been offered to you by virtue of your position with PIMCO.

        If, after receiving the necessary approval, you have acquired a Beneficial Ownership interest in Securities through a Private Placement, you must disclose that investment when you play a part in any consideration of any investment by an Advisory Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by a portfolio manager who does not have a Beneficial Ownership interest in any Securities of the issuer.

Allianz AG

        You may not engage in any Investment Transaction in securities of Allianz AG, except during the trading windows applicable to such transactions.

Preclearance

        All Investment Transactions in Securities and Futures Contracts in a Personal Account or Related Account, or in which you otherwise have or will acquire a Beneficial Ownership interest, must be precleared by a Compliance Officer unless an Investment Transaction, Security or Futures Contract falls into one of the following categories that are identified as “exempt from preclearance.”

Preclearance Procedure

        Preclearance shall be requested by completing and submitting a copy of the applicable preclearance request form attached hereto as Appendix VIII or IX to a Compliance Officer. No Investment Transaction subject to preclearance may be effected prior to receipt of written authorization of the transaction by a Compliance Officer. The authorization and the date of authorization will be reflected on the preclearance request form. Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of: (a) the close of business on the day the authorization is given, or (b) until you discover that the information on the preclearance request form is no longer accurate.

        The Compliance Officer from whom authorization is sought may undertake such investigation as he or she considers necessary to determine that the Investment Transaction for which preclearance has been sought complies with the terms of this Code and is consistent with the general principles described at the beginning of the Code.

        Before deciding whether to authorize an Investment Transaction in a particular Security or Futures Contract, the Compliance Officer shall determine and consider, based upon the information reported or known to that Compliance Officer, whether within the most recent 15 days: (a) the Security, the Futures Contract or any Related Security is or has been held by an Advisory Client, or (b) is being or has been considered for purchase by an Advisory Client. The Compliance Officer shall also determine whether there is a pending buy or sell order in the same Security or Futures Contract, or in a Related Security, on behalf of an Advisory Client. If such an order exists, authorization of the personal Investment Transaction shall not be given until the Advisory Client’s order is executed or withdrawn. This prohibition may be waived by a Compliance Officer if he or she is convinced that: (a) your personal Investment Transaction is necessary, (b) your personal Investment Transaction will not adversely affect the pending order of the Advisory Client, and (c) provision can be made for the Advisory Client trade to take precedence (in terms of price) over your personal Investment Transaction.

Exemptions From Preclearance

        Preclearance shall not be required for the following Investment Transactions, Securities and Futures Contracts. They are exempt only from the Code’s preclearance requirement, and, unless otherwise indicated, remain subject to the Code’s other requirements, including its reporting requirements.

Investment Transactions Exempt From Preclearance

        Preclearance shall not be required for any of the following Investment Transactions:

  Any transaction in a Security or Futures Contract in an account that is managed or held by a broker, dealer, bank, futures commission merchant, investment adviser, commodity trading advisor or trustee and over which you do not exercise investment discretion, have notice of transactions prior to execution, or otherwise have any direct or indirect influence or control. There is a presumption that you can influence or control accounts held by members of your Immediate Family sharing the same household. This presumption may be rebutted only by convincing evidence.

  Purchases of Securities under dividend reinvestment plans.

  Purchases of Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities in which you have a Beneficial Ownership interest.

  Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities in which you have a Beneficial Ownership interest.

Securities Exempt From Preclearance
Regardless Of Transaction Size

        Preclearance shall not be required for an Investment Transaction in the following Securities or Related Securities, regardless of the size of that transaction:

  All "Exempt Securities" defined in Appendix I, i.e. U.S. Government Securities, shares in open-end mutual funds, and high quality short-term debt instruments.

  All closed-end mutual funds (other than any fund for which PIMCO serves as the investment advisor or sub-advisor), and rights distributed to shareholders in closed-end mutual funds.
  All options on any index of equity Securities.

  All Fixed Income Securities issued by agencies or instrumentalities of, or unconditionally guaranteed by, the Government of the United States.

  All options on foreign currencies or baskets of foreign currencies (whether or not traded on an exchange or board of trade).

  Except for Designated Equity Securities (as defined in Appendix I and discussed below), all equity Securities or options, warrants or other rights to equity Securities.

Securities Exempt from Preclearance
Depending On Transaction Size

        Preclearance shall not be required for an Investment Transaction in the following Securities or Related Securities if they do not exceed the specified transaction size thresholds (which thresholds may be increased or decreased by PIMCO upon written notification to employees in the future depending on the depth and liquidity of Fixed Income Securities or Tax-Exempt Municipal Bonds market):

  Purchases or sales of up to $1,000,000 (in market value or face amount whichever is greater) per calendar month per issuer of Fixed Income Securities issued by a Qualified Foreign Government.

  Purchases or sales of the following dollar values (measured in market value or face amount, whichever is greater) of corporate debt Securities, mortgage-backed and other asset-backed Securities, Tax-Exempt Municipal Bonds, taxable state, local and municipal Fixed Income Securities, structured notes and loan participations, and foreign government debt Securities issued by non-qualified foreign governments (hereinafter collectively referred to as “Relevant Debt Securities”):

    Purchases or sales of up to $100,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was less than $50 million;

    Purchases or sales of up to $500,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $50 million but less than $100 million; or

    Purchases or sales of up to $1,000,000 per calendar month per issuer if the original issue size of any Relevant Debt Security being purchased or sold was at least $100 million.

Preclearance of Designated Equity Securities

        If a Compliance Officer receives notification from a Portfolio Employee that an equity Security or an option, warrant or other right to an equity Security is being considered for purchase or sale by PIMCO on behalf of one of its Advisory Clients, the Compliance Officer will send you an e-mail message or similar transmission notifying you that this equity Security or option, warrant or other right to an equity Security is now a “Designated Equity Security.” A current list of Designated Equity Securities (if any) will also be available on the PIMCO intranet site. You must preclear any Investment Transaction in a Designated Equity Security or a Related Security during the period when that designation is in effect.

Futures Contracts Exempt From Preclearance
Regardless Of Transaction Size

        Preclearance shall not be required for an Investment Transaction in the following Futures Contracts, regardless of the size of that transaction (as indicated in Appendix I, for these purposes a “Futures Contract” includes a futures option):

  Currency Futures Contracts.

  U.S. Treasury Futures Contracts.

  Eurodollar Futures Contracts.

  Futures Contracts an any index of equity Securities.

  Futures Contracts on physical commodities or indices thereof (e.g. contracts for future delivery of grain, livestock, fiber or metals whether for physical delivery or cash).

  Privately-Traded Contracts.

Futures Contracts Exempt From Preclearance
Depending On Transaction Size

        Preclearance shall not be required for an Investment Transaction in the following Futures Contracts if the total number of contracts purchased or sold during a calendar month does not exceed the specified limitations:

  Purchases or sales of up to 50 Publicly-Traded Futures Contracts to acquire Fixed Income Securities issued by a particular Qualified Foreign Government.

  Purchases or sales of up to 10 of each other individual Publicly-Traded Futures Contract if the open market interest for such Futures Contract as reported in The Wall Street Journal on the date of your Investment Transaction (for the previous trading day) is at least 1,000 contracts. Examples of Futures Contracts for which this exemption would be available include a Futures Contract on a foreign government debt Security issued by a non-qualified foreign government as well as a 30-day federal funds Futures Contract.

For purposes of these limitations, a Futures Contract is defined by its expiration month. For example, you need not obtain preclearance to purchase 50 December Futures Contracts on German Government Bonds and 50 March Futures Contracts on German Government Bonds. Similarly, you may roll over 10 September Fed Funds Futures Contracts by selling those 10 contracts and purchasing 10 October Fed Funds Futures Contracts since the contracts being sold and those being purchased have different expiration months. On the other hand, you could not purchase 10 January Fed Funds Future Contracts if the open interest for those contracts was less than 1,000 contracts, even if the total open interest for all Fed Funds Futures Contracts was greater than 1,000 contracts.

Additional Exemptions From Preclearance

        The Compliance Committee may exempt other classes of Investment Transactions, Securities or Futures Contracts from the Code’s preclearance requirement upon a determination that they do not involve a realistic possibility of violating the general principles described at the beginning of the Code.

Preclearance Required

        Given the exemptions described above, preclearance shall be required for Investment Transactions in:

  Designated Equity Securities.

  Relevant Debt Securities (as defined under the section “Securities Exempt from Preclearance Depending on Transaction Size, paragraph 2”) in excess of the per calendar month per issuer thresholds specified for purchases or sales of those Securities.

  More than $1,000,000 per calendar month in debt Securities of a Qualified Foreign Government.

  Related Securities that are exchangeable for or convertible into one of the Securities requiring preclearance under (1), (2), or (3) above.

  More than 50 Publicly-Traded Futures Contracts per calendar month to acquire Fixed Income Securities issued by a particular Qualified Foreign Government.

  More than 10 of any other individual Publicly-Traded Futures Contract or any Publicly-Traded Futures Contract for which the open market interest as reported in The Wall Street Journal on the date of your Investment Transaction (for the previous trading day) is less than 1,000 contracts, unless the Futures Contract is exempt from preclearance regardless of transaction size.

  Any other Security or Publicly-Traded Futures Contract that is not within the "exempt" categories listed above.

  Any closed end fund for which PIMCO serves as the investment advisor or sub-advisor (i.e. PIMCO Commercial Mortgage Securities Trust, Inc., PIMCO Municipal Income Fund, PIMCO California Municipal Income Fund, PIMCO New York Municipal Income Fund, PIMCO Corporate Income Fund or any other closed end fund which PIMCO may advise from time to time).

Short-Term Trading Profits

        You may not profit from the purchase and sale, or the sale and purchase, within 60 calendar days, of Fixed Income Securities, Tax-Exempt Municipal Bonds or Related Securities. You may not profit from the purchase and sale, or sale and purchase, within 6 months, of any closed end fund for which PIMCO serves as investment advisor or sub-advisor. Portfolio Employees may not profit from the purchase and sale, or the sale and purchase, within 60 calendar days, of Designated Equity Securities. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization.

        This ban does not apply to Investment Transactions in U.S. Government Securities, most equity Securities, mutual fund shares, index options or Futures Contracts. This ban also does not apply to a purchase or sale in connection with one of the four categories of Investment Transactions Exempt From Preclearance described on pages 9-10, above.

        You are considered to profit from a short-term trade if Securities in which you have a Beneficial Ownership interest are sold for more than their purchase price, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

Blackout Periods

        You may not purchase or sell a Security, a Related Security or a Futures Contract at a time when you intend or know of another’s intention to purchase or sell that Security or Futures Contract on behalf of any Advisory Client.

        As noted previously in the description of the Preclearance Process, a Compliance Officer may not preclear an Investment Transaction in a Security or a Futures Contract at a time when there is a pending buy or sell order in the same Security or Futures Contract, or a Related Security, until that order is executed or withdrawn.

        These prohibitions do not apply to Investment Transactions in any Futures Contracts that are exempt from preclearance regardless of transaction size.

GIFTS AND SERVICE AS A DIRECTOR

Gifts

        You may not accept any investment opportunity, gift, gratuity or other thing of more than nominal value from any person or entity that does business, or desires to do business, with PIMCO directly or on behalf of an Advisory Client (a “Giver”). You may, however, accept gifts from a single Giver so long as their aggregate annual value does not exceed $500, and you may attend business meals, sporting events and other entertainment events at the expense of a Giver (without regard to their aggregate annual value), so long as the expense is reasonable and both you and the Giver are present.

        If you are a registered representative of PIMCO Funds Distributors LLC (PFD), the aggregate annual gift value from a single Giver shall not exceed $100.00. As a PFD representative, you are required to maintain a record of each gift, gratuity, investment opportunity or similar item, and make such record available to the Compliance Department upon request.

Service As A Director

        If you are an Advisory Employee, you may not serve on the board of directors or other governing board of a publicly traded entity, other than of a Fund for which PIMCO is an advisor or subadvisor, unless you have received the prior written approval of the Chief Executive Officer and the Chief Legal Officer of PIMCO. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of our Advisory Clients. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those Advisory Employees who make investment decisions with respect to the Securities of that entity, through a “Chinese Wall” or other procedures.

COMPLIANCE

Certifications

Upon Receipt Of This Code

        Upon commencement of your employment or the effective date of this Code, whichever occurs later, you shall be required to acknowledge receipt of your copy of this Code by completing and returning a copy of the form attached hereto as Appendix III. By that acknowledgment, you will also agree:

1.	To read the Code, to make a reasonable effort to understand its provisions, and to ask questions about those provisions you find confusing or difficult to understand.

2.	To comply with the Code, including its general principles, its reporting requirements, its preclearance requirements, and its provisions regarding gifts and service as a director.

3.	To advise the members of your Immediate Family about the existence of the Code, its applicability to their personal trading activity, and your responsibility to assure that their personal trading activity complies with the Code.

4.	To cooperate fully with any investigation or inquiry by or on behalf of a Compliance Officer to determine your compliance with the provisions of the Code.

In addition, your acknowledgment will recognize that any failure to comply with the Code and to honor the commitments made by your acknowledgment may result in disciplinary action, including dismissal.

Annual Certificate Of Compliance

        You are required to certify on an annual basis, on a copy of the form attached hereto as Appendix IV, that you have complied with each provision of your initial acknowledgment (see above). In particular, your annual certification will require that you certify that you have read and that you understand the Code, that you recognize you are subject to its provisions, that you complied with the requirements of the Code during the year just ended and that you have disclosed, reported, or caused to be reported all Investment Transactions required to be disclosed or reported pursuant to the requirements of the Code.

Post-Trade Monitoring

        The Compliance Officers will review the duplicate broker reports and other information supplied to them concerning your personal Investment Transactions so that they can detect and prevent potential violations of the Code. The Compliance Officers will perform such investigation and make such inquiries as they consider necessary to perform this function. You agree to cooperate with any such investigation and to respond to any such inquiry. You should expect that, as a matter of course, the Compliance Officers will make inquiries regarding any personal Investment Transaction in a Security or Futures Contract that occurs on the same day as a transaction in the same Security or Futures Contract on behalf of an Advisory Client.

Remedial Actions

        If you violate this Code, you are subject to remedial actions, which may include, but are not limited to, disgorgement of profits, imposition of a fine, censure, demotion, suspension or dismissal. As part of any sanction, you may be required to reverse an Investment Transaction and to forfeit any profit or to absorb any loss from the transaction.

        The Compliance Committee shall have the ultimate authority to determine whether you have violated the Code and, if so, the remedial actions it considers appropriate. In making its determination, the Compliance Committee shall consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to any Advisory Client, your efforts to cooperate with their investigation, and your efforts to correct any conduct that led to a violation.

Reports To Directors And Trustees

Reports Of Significant Remedial Actions

        The General Counsel of PIMCO Advisors L.P. and the directors or trustees of any affected Fund that is an Advisory Client will be informed on a timely basis of each significant remedial action taken in response to a violation of this Code. For this purpose, a significant remedial action will include any action that has a significant financial effect on the violator.

Reports of Material Changes To The Code

        PIMCO will promptly advise the directors or trustees of any Fund that is an Advisory Client if PIMCO makes any material change to this Code.

Annual Reports

        PIMCO’s management will furnish a written report annually to the General Counsel of PIMCO Advisors L.P. and to the directors or trustees of each Fund that is an Advisory Client. Each report, at a minimum, will:

1.	Describe any significant issues arising under the Code, or under procedures implemented by PIMCO to prevent violations of the Code, since management’s last report, including, but not limited to, information about material violations of the Code or those procedures and sanctions imposed in response to material violations; and

2.	Certify that PIMCO has adopted procedures reasonably necessary to prevent Advisory Employees from violating the Code.

Recordkeeping

        Beginning on the effective date of this Code, PIMCO will maintain, at its principal place of business, the following records, which shall be available to the Securities and Exchange Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

  PIMCO's Chief Compliance Officer shall maintain, in any easily accessible place:

    a copy of PIMCO's current Code and of each predecessor of that Code that was in effect at any time within the previous five (5) years;

    a record of any violation of the Code, and of any action taken as a result of the violation, for at least five (5) years after the end of the fiscal year in which the violation occurred;

    a copy of each report made by an Advisory Employee pursuant to this Code, including any duplicate broker report submitted on behalf of that Advisory Employee, for at least two (2) years after the end of the fiscal year in which that report was made or that information was provided;

    a record of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to this Code or who are or were responsible for reviewing such reports; and

    a copy of each report to the General Counsel of PIMCO Advisors L.P. or to the directors or trustees of each Fund that is an Advisory Client for at least two (2) years after the end of the fiscal year in which that report was made.

  PIMCO shall also maintain the following additional records:

    a copy of each report made by an Advisory Employee pursuant to this Code, including any duplicate broker report submitted on behalf of that Advisory Employee, for at least five (5) years after the end of the fiscal year in which that report was made or that information was provided;

    a copy of each report to the General Counsel of PIMCO Advisors L.P. or to the directors or trustees of each Fund that is an Advisory Client for at least five (5) years after the end of the fiscal year in which that report was made; and

    a record of any decision, and the reasons supporting the decision, to approve the acquisition by a Portfolio Employee of a Beneficial Ownership interest in any Security in an Initial Public Offering or in a Private Placement for at least five (5) years after the end of the fiscal year in which such approval was granted

APPENDIX I

Definitions Of Capitalized Terms

        The following definitions apply to the capitalized terms used in the Code:

Advisory Employee

        The term “Advisory Employee” means: (1) a director, officer, general partner or employee of PIMCO who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security or Futures Contract by PIMCO on behalf of an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, or (2) or a natural person in a control relationship to PIMCO, or an employee of any company in a control relationship to PIMCO, who: (a) makes, participates in, or obtains information regarding the purchase or sale of a Security by a Fund that is an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales, or (b) obtains information concerning recommendations to a Fund with regard to the purchase or sale of a Security by the Fund.

Beneficial Ownership

        As a general matter, you are considered to have a “Beneficial Ownership” interest in a Security or a Futures Contract if you have the opportunity, directly or indirectly, to profit or share in any profit derived from an Investment Transaction in that Security or Futures Contract. You are presumed to have a Beneficial Ownership interest in any Security or Futures Contract held, individually or jointly, by you or a member of your Immediate Family (as defined below). In addition, unless specifically excepted by a Compliance Officer based on a showing that your interest in a Security or Futures Contract is sufficiently attenuated to avoid the possibility of conflict, you will be considered to have a Beneficial Ownership interest in a Security or Futures Contract held by: (1) a joint account to which you are a party, (2) a partnership in which you are a general partner, (3) a limited liability company in which you are a manager-member, or (4) a trust in which you or a member of your Immediate Family has a vested interest.

        As a technical matter, the term “Beneficial Ownership” for purposes of this Code shall be interpreted in the same manner as it would be under SEC Rule 16a-1(a)(2) (17 C.F.R. §240.16a-1(a)(2)) in determining whether a person has a beneficial ownership interest in a Security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

Designated Equity Security

        The term “Designated Equity Security” shall mean any equity Security, option, warrant or other right to an equity Security designated as such by a Compliance Officer, after receiving notification from a Portfolio Employee that said Security is being considered for purchase or sale by PIMCO on behalf of one of its Advisory Clients.

Exempt Security

        The term “Exempt Security” shall mean any Security not included within the definition of Covered Security in SEC Rule 17j-l(a)(4) (17 C.F.R. § 17j-1(a)(4)), including:

  Direct obligations of the Government of the United States;

  Shares issued by open-end Funds; and

  Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements. For these purposes, a “high quality short-term debt instrument” means any instrument having a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization.

Fixed Income Security

        For purposes of this Code, the term “Fixed Income Security” shall mean a fixed income Security issued by an agency or instrumentality of, or unconditionally guaranteed by, the Government of the United States, a corporate debt Security, a mortgage-backed or other asset-backed Security, a taxable fixed income Security issued by a state or local government or a political subdivision thereof, a structured note or loan participation, a foreign government debt Security, or a debt Security of an international agency or a supranational agency. For purposes of this Code, the term “Fixed Income Security” shall not be interpreted to include a U.S. Government Security or any other Exempt Security (as defined above) nor shall it be interpreted to include a Tax-Exempt Municipal Bond (as defined below).

Fund

        The term “Fund” means an investment company registered under the Investment Company Act.

Futures Contract

        The term “Futures Contract” includes (a) a futures contract and an option on a futures contract traded on a United States or foreign board of trade, such as the Chicago Board of Trade, the Chicago Mercantile Exchange, the London International Financial Futures Exchange or the New York Mercantile Exchange (a “Publicly-Traded Futures Contract”), as well as (b) a forward contract, a swap, a cap, a collar, a floor and an over-the-counter option (other than an option on a foreign currency, an option on a basket of currencies, an option on a Security or an option on an index of Securities) (a “Privately-Traded Contract”). Consult with a Compliance Officer prior to entering into a transaction in case of any doubt. For purposes of this definition, a Publicly-Traded Futures Contract is defined by its expiration month, i.e. a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in June is treated as a separate Publicly-Traded Futures Contract, when compared to a Publicly-Traded Futures Contract on a U.S. Treasury Bond that expires in July.

Immediate Family

        The term “Immediate Family” means any of the following persons who reside in your household or depend on you for basic living support: your spouse, any child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships.

Initial Public Offering

        The term “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (15 U.S.C. § 77a), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. § 78m or § 78o(d)).

Investment Transaction

        For purposes of this Code, the term “Investment Transaction” means any transaction in a Security or Futures Contract in which you have, or by reason of the transaction will acquire, a Beneficial Ownership interest, and includes, among other things, the writing of an option to purchase or sell a Security.

Personal Account

        The term “Personal Account” means the following accounts that hold or are likely to hold a Security (as defined below) or a Futures Contract (as defined above) in which you have a Beneficial Ownership interest: any account in your individual name; any joint or tenant-in-common account in which you have an interest or are a participant; any account for which you act as trustee, executor, or custodian; any account over which you have investment discretion or otherwise can exercise control (other than non-related clients’ accounts over which you have investment discretion), including the accounts of entities controlled directly or indirectly by you; and any other account in which you have a Beneficial Ownership interest (other than such accounts over which you have no investment discretion and cannot otherwise exercise control).

Portfolio Employee

        The term “Portfolio Employee” means: (1) a portfolio manager or any employee of PIMCO (or of any company in a control relationship with PIMCO) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund, or (2) any natural person who controls PIMCO and who obtains information concerning recommendations made to a Fund that is an Advisory Client regarding the purchase or sale of Securities by the Fund. For these purposes, “control” has the same meaning as in Section 2(a)(9) of the Investment Company Act (15 U.S.C. § 80a-2(a)(9)).

Private Placement

        The term “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) (15 U.S.C. § 77d(2) or § 77d(6)) or pursuant to SEC Rules 504, 505 or 506 (17 C.F.R. §§ 230.504, 230.505, or 230.506) under the Securities Act of 1933.

Qualified Foreign Government

        The term “Qualified Foreign Government” means a national government of a developed foreign country with outstanding Fixed Income Securities in excess of fifty billion dollars. A list of Qualified Foreign Governments will be prepared as of the last business day of each calendar quarter, will be available from the Chief Compliance Officer, and will be effective for the following calendar quarter.

Related Account

        The term “Related Account” means any account, other than a Personal Account, that holds a Security or Futures Contract in which you have a Beneficial Ownership interest.

Related Security

        The term “Related Security” shall mean any option to purchase or sell, and any Security convertible into or exchangeable for, a Security that is or has been held by PIMCO on behalf of one of its Advisory Clients or any Security that is being or has been considered for purchase by PIMCO on behalf of one of its Advisory Clients.

Security

        As a general matter, the term “Security” shall mean any stock, note, bond, debenture or other evidence of indebtedness (including any loan participation or assignment), limited partnership interest or investment contract other than an Exempt Security (as defined above). The term “Security” includes an option on a Security, on an index of Securities, on a currency or on a basket of currencies, including such an option traded on the Chicago Board of Options Exchange or on the New York, American, Pacific or Philadelphia Stock Exchanges, as well as such an option traded in the over-the-counter market. The term “Security” shall not include a Futures Contract or a physical commodity (such as foreign exchange or a precious metal).

        As a technical matter, the term “Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act of 1940 (15 U.S.C. § 80a-2(a)(36)), which defines a Security to mean:

        Any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate of subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, warrant or right to subscribe to or purchase, any of the foregoing, except that the term “Security” shall not include any Security that is an Exempt Security (as defined above), a Futures Contract or a physical commodity (such as foreign exchange or precious metal).

Tax-Exempt Municipal Bond

        The term “Tax-Exempt Municipal Bond” shall mean any Fixed Income Security exempt from federal income tax that is issued by a state or local government or a political subdivision thereof.

APPENDIX II

PIMCO ADVISORS

INSIDER TRADING POLICY AND PROCEDURES

Effective July 1, 2001

SECTION I. POLICY STATEMENT ON INSIDER TRADING

A. Policy Statement on Insider Trading

PIMCO Advisors L.P. (“PIMCO Advisors”), its affiliates, PIMCO Partners, G.P., Cadence Capital Management, NFJ Investment Group, Oppenheimer Capital, and PIMCO Equity Advisors (collectively the “Company” or “PIMCO Advisors”) forbid any of their officers, directors or employees from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by PIMCO Advisors), on the basis of material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading”. This is a group wide policy.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the situation when a person trades while aware of material non-public information or to communications of material non-public information to others in breach of a duty of trust or confidence.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

  trading by an insider, while aware of material, non-public information; or

  trading by a non-insider, while aware of material, non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

  communicating material, non-public information to others in breach of a duty of trust or confidence.

This policy applies to every such officer, director and employee and extends to activities within and outside their duties at the Company. Every officer, director and employee must read and retain this policy statement. Any questions regarding this policy statement and the related procedures set forth herein should be referred to a Compliance Officer of PIMCO Advisors.

The remainder of this memorandum discusses in detail the elements of insider trading, the penalties for such unlawful conduct and the procedures adopted by the Company to implement its policy against insider trading.

1. TO WHOM DOES THIS POLICY APPLY?

This Policy applies to all employees, officers and directors (direct or indirect) of the Company (“Covered Persons”), as well as to any transactions in any securities participated in by family members, trusts or corporations controlled by such persons. In particular, this Policy applies to securities transactions by:

  the Covered Person's spouse;
  the Covered Person's minor children;
  any other relatives living in the Covered Person's household;
  a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;
  a trust as to which the Covered Person is a trustee;
  a revocable trust as to which the Covered Person is a settlor;
  a corporation of which the Covered Person is an officer, director or 10% or greater stockholder; or
  a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

2. WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to significant changes affecting such matters as:

  dividend or earnings expectations;
  write-downs or write-offs of assets;
  additions to reserves for bad debts or contingent liabilities;
  expansion or curtailment of company or major division operations;
  proposals or agreements involving a joint venture, merger, acquisition, divestiture, or leveraged buy-out;
  new products or services;
  exploratory, discovery or research developments;
  criminal indictments, civil litigation or government investigations;
  disputes with major suppliers or customers or significant changes in the relationships with such parties;
  labor disputes including strikes or lockouts;
  substantial changes in accounting methods;
  major litigation developments;
  major personnel changes;
  debt service or liquidity problems;
  bankruptcy or insolvency;
  extraordinary management developments;
  public offerings or private sales of debt or equity securities;
  calls, redemptions or purchases of a company's own stock;
  issuer tender offers; or
  recapitalizations.

Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of “material” information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3. WHAT IS NON-PUBLIC INFORMATION?

In order for issues concerning insider trading to arise, information must not only be “material”, it must be “non-public”. “Non-public” information is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an “insider” is also deemed “non-public” information.

At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for “non-public” information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that “material” information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal, The New York Times or Financial Times), or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors or “talk on the street”, even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as “non-public” information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information possessed by the Company has yet to be publicly disclosed, the information is deemed “non-public” and may not be misused.

Information Provided in Confidence. It is possible that one or more directors, officers, or employees of PIMCO Advisors may become temporary “insiders” because of a duty of trust or confidence. A duty of trust or confidence can arise: (1) whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at PIMCO Advisors may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by PIMCO Advisors, discloses material, non-public information to PIMCO Advisors’ portfolio managers or analysts with the expectation that the information will remain confidential.

As an “insider”, PIMCO Advisors has a duty not to breach the trust of the party that has communicated the “material, non-public” information by misusing that information. This duty may arise because PIMCO Advisors has entered or has been invited to enter into a commercial relationship with the company, client or prospective client and has been given access to confidential information solely for the corporate purposes of that company, client or prospective client. This duty remains whether or not PIMCO Advisors ultimately participates in the transaction.

Information Disclosed in Breach of a Duty. Analysts and portfolio managers at PIMCO Advisors must be especially wary of “material, non-public” information disclosed in breach of corporate insider’s duty of trust or confidence that he or she owes the corporation and shareholders. Even where there is no expectation of confidentiality, a person may become an “insider” upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” that renders the recipient a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite “personal benefit” may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a “quid pro quo” from the recipient or the recipient’s employer by a gift of the “inside” information.

A person may, depending on the circumstances, also become an “insider” or “tippee” when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and “tips” from insiders or other third parties.

4. IDENTIFYING MATERIAL INFORMATION

Before trading for yourself or others, including investment companies or private accounts managed by the Company, in the securities of a company about which you may have potential material, non-public information, ask yourself the following questions:

i.	Is this information that an investor could consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

ii.	To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

Given the potentially severe regulatory, civil and criminal sanctions to which you the Company and its personnel could be subject, any director, officer and employee uncertain as to whether the information he or she possesses is “material non-public” information should immediately take the following steps:

i.	Report the matter immediately to a Compliance Officer or the General Counsel of PIMCO Advisors;

ii.	Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by PIMCO Advisors; and

iii.	Do not communicate the information inside or outside the Company, other than to a Compliance Officer or the General Counsel of PIMCO Advisors.

After the Compliance Officer or General Counsel has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

5. PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

  civil injunctions
  treble damages
  disgorgement of profits
  jail sentences
  fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

SECTION II. PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

A. Procedures to Implement the Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of PIMCO Advisors in avoiding insider trading, and to aid PIMCO Advisors in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of PIMCO Advisors must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

TRADING RESTRICTIONS AND REPORTING REQUIREMENTS

1.	No employee, officer or director of the Company who is aware of material non-public information relating to the Company or any of its affiliates or subsidiaries, including Allianz AG, may buy or sell any securities of the Company, including Allianz AG, or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2.	No employee, officer or director of the Company who is aware of material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

3.	No employee, officer or director of PIMCO Advisors shall engage in a securities transaction with respect to the securities of Allianz AG, except in accordance with the specific procedures published from time to time by PIMCO Advisors.

4.	No employee shall engage in a securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in PIMCO Advisors’ Code of Ethics.

5.	Employees shall submit reports concerning each securities transaction in accordance with the terms of the Code of Ethics and verify their personal ownership of securities in accordance with the procedures set forth in the Code of Ethics.

6.	Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, officers, directors and employees of PIMCO Advisors should not discuss any potentially material non-public information concerning PIMCO Advisors or other companies, including other officers, employees and directors, except as specifically required in the performance of their duties

B. Chinese Wall Procedures

The Insider Trading and Securities Fraud Enforcement Act in the US requires the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of “inside” information1. Accordingly, you should not discuss material non-public information about PIMCO Advisors or other companies with anyone, including other employees, except as required in the performance of your regular duties. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

__________
1 The antifraud provisions of United States securities laws reach insider trading or tipping activity worldwide which defrauds domestic securities markets. In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorizes the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

C. Resolving Issues Concerning Insider Trading

The federal securities laws, including the US laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact your Compliance Officer. Until advised to the contrary by a Compliance Officer, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

APPENDIX III

ACKNOWLEDGMENT OF RECEIPT

of the
Code of Ethics
and the
Insider Trading Policy and Procedures of

PACIFIC INVESTMENT MANAGEMENT COMPANY

        I hereby certify that I have received the attached Code of Ethics and Insider Trading Policy and Procedures. I hereby agree to read the Code, to make a reasonable effort to understand its provisions and to ask questions about those provisions I find confusing or difficult to understand. I also agree to comply with the Code, including its general principles, its reporting requirements, its preclearance requirements, and its provisions regarding gifts and service as a director. I also agree to advise members of my Immediate Family about the existence of the Code of Ethics, its applicability to their personal trading activity, and my responsibility to assure that their personal trading activity complies with the Code of Ethics. Finally, I agree to cooperate fully with any investigation or inquiry by or on behalf of a Compliance Officer to determine my compliance with the provisions of the Code. I recognize that any failure to comply in all aspects with the Code and to honor the commitments made by this acknowledgment may result in disciplinary action, including dismissal.

Date:
         ---------------------------------------     --------------------------------------------
                                                     Signature

                                                     --------------------------------------------
                                                     Print Name

Appendix IV

ANNUAL CERTIFICATION OF COMPLIANCE

with the
Code of Ethics of

PACIFIC INVESTMENT MANAGEMENT COMPANY

        I hereby certify that I have complied with the requirements of the Code of Ethics and Insider Trading Policy and Procedures that have applied to me during the year ended December 31, 200_. In addition, I hereby certify that I have read the Code and understand its provisions. I also certify that I recognize that I am subject to the provisions of the Code and that I have disclosed, reported, or caused to be reported all transactions required to be disclosed or reported pursuant to the requirements of the Code. I recognize that any failure to comply in all aspects with the Code and that any false statement in this certification may result in disciplinary action, including dismissal.

Date:
         -----------------------------------     --------------------------------------------
                                                 Signature

                                                 --------------------------------------------
                                                 Print Name

APPENDIX V

INITIAL REPORT OF ACCOUNTS

Pursuant to theCode
of Ethics of

PACIFIC INVESTMENT MANAGEMENT COMPANY

        In accordance with the Code of Ethics, I have attached to this form copies of the most recent statements for each and every Personal Account and Related Account that holds or is likely to hold a Security or Futures Contract in which I have a Beneficial Ownership interest, as well as copies of confirmations for any and all Investment Transactions subsequent to the effective dates of those statements./1/
___________
/1/ The Code of Ethics uses various capitalized terms that are defined in Appendix I to the Code. The capitalized terms used in this Report have the same definitions.

        In addition, I hereby supply the following information for each and every Personal Account and Related Account in which I have a Beneficial Ownership interest for which I cannot supply the most recent account statement:

(1)      Name of employee:
                                                                       --------------------------------------------

(2)      If different than #1, name of the person
         in whose name the account is held:
                                                                       --------------------------------------------

(3)      Relationship of (2) to (1):
                                                                       --------------------------------------------

(4)      Firm(s) at which Account is maintained:
                                                                       --------------------------------------------

(5)      Account Number(s):
                                                                       --------------------------------------------

(6)      Phone number(s) of Broker or Representative:

(7)      Account holdings:

        Name of Security            Quantity             Principal Amount       Custodian
1.      ___________________         ______________        _______________       ___________________
2.      ___________________         ______________        _______________       ___________________
3.      ___________________         ______________        _______________       ___________________
4.      ___________________         ______________        _______________       ___________________
5.      ___________________         ______________        _______________       ___________________

(Attach additional sheets if necessary)

        I also supply the following information for each and every Security or Futures Contract in which I have a Beneficial Ownership interest, to the extent this information is not available elsewhere on this form or from the statements and confirmations attached to this form. This includes Securities or Futures Contracts held at home, in safe deposit boxes, or by an issuer.

        Person Who            Description
     Owns the Security      of the Security
    Or Futures Contract   Or Futures Contract         Quantity          Principal Amount          Custodian
    -------------------   -------------------         --------          ----------------          ---------

1.  ___________________     _________________     _________________     _________________      _________________
2.  ___________________     _________________     _________________     _________________      _________________
3.  ___________________     _________________     _________________     _________________      _________________
4.  ___________________     _________________     _________________     _________________      _________________
5   ___________________     _________________     _________________     _________________      _________________

(Attach additional sheets if necessary.)

        I hereby certify that this form and the attachments (if any) identify all of the Personal Accounts, Related Accounts, Securities and Futures Contracts in which I have a Beneficial Ownership interest as of this date.

                                                      Signature  ____________________________________

                                                      Print Name ____________________________________

Date:    ____________________________________

Attachments

APPENDIX VI

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

PIMCO FUNDS DISTRIBUTORS LLC

QUARTERLY REPORT OF INVESTMENT TRANSACTIONS

FOR THE QUARTER ENDED DECEMBER 31, 2001

Please mark one of the following:

__    No reportable Investment Transactions have occurred.
__    Except as indicated below, all reportable Investment Transactions were made through Personal Accounts and Related Accounts identified on the attached list, which, except as indicated, represents a complete list of the Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which I have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely duplicate broker reports for the calendar quarter just ended./1/ I hereby certify that the broker, dealer, bank or futures commission merchant for each such account has been instructed to send a Compliance Officer timely duplicate broker reports for that account.

__________
/1/ The Code of Ethics uses various capitalized terms that are defined in Appendix I to the Code. The capitalized terms used in this Report have the same definitions.

The following information for Investment Transactions during the calendar quarter just ended does not appear on the duplicate broker reports referenced above.

Transaction     Title, Interest Rate and Maturity       Number of Shares or Contracts    Nature of Transaction   Transaction   Broker, Dealer,
   Date        Date of Security or Futures Contract        And Principal Amount           (i.e., Buy or Sell)       Price        Bank or FCM

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

SPECIAL NOTE TO PIMCO FUNDS DISTRIBUTORS LLC REGISTERED REPS AND ACCESS PERSONS:  You will not have to fill out an extra form for each quarter for PIMCO Funds Distributors  LLC.

                                    SIGNED:
                                                 ---------------------------------------------

                                    PRINT NAME:
                                                 ---------------------------------------------

                                    DATE:
                                                 ---------------------------------------------
  Please see the Code of Ethics for a full description of the Investment Transactions that must be reported.

  Transaction Date. In the case of a market transaction, state the trade date (not the settlement date).

  Title of Security or Futures Contract. State the name of the issuer and the class of the Security (e.g., common stock, preferred stock or designated issue of debt securities). For Fixed Income Securities, please provide the Security's interest rate and maturity date. For a Futures Contract, state the title of any Security subject to the Futures Contract and the expiration date of the Futures Contract.

  Number of Shares or Contracts and Principal Amount. State the number of shares of Securities, the face amount of Fixed Income Securities or the units of other securities. For options, state the amount of securities subject to the option. Provide the principal amount of each Security or Futures Contract. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire quantity of Securities or Futures Contracts involved in the transaction. You may indicate, if you wish, the extent of your interest in the transaction.

  Nature of Transaction. Identify the nature of the transaction (e.g., purchase, sale or other type of acquisition or disposition).

  Transaction Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.

  Broker, Dealer, Bank or FCM Effecting Transaction. State the name of the broker, dealer, bank or FCM with or through which the transaction was effected.

  Signature. Sign and date the report in the spaces provided.

  Filing of Report. A report should be filed NOT LATER THAN 10 CALENDAR DAYS after the end of each calendar quarter with:

  PIMCO
  ATTN: Compliance Officer
  840 Newport Center Drive
  Suite 300
  Newport Beach, CA 92660

  Duplicate Broker Reports. Please remember that duplicates of all trade confirmations, purchase and sale reports, and periodic statements must be sent to the firm by your broker. You should use the address above.

APPENDIX VII

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

PIMCO FUNDS DISTRIBUTORS LLC

ANNUAL HOLDINGS REPORT ANDFOURTH
QUARTER REPORT OF INVESTMENT TRANSACTIONS

FOR THE YEAR AND QUARTER ENDED DECEMBER 31, 2001

        I hereby certify that, except as indicated below, all Securities or Futures Contracts in which I had a Beneficial Ownership interest at the end of the 2001 calendar year were held in Personal Accounts or Related Accounts identified on the attached list, for which PIMCO should have received or will receive an account statement of holdings as of the end of that calendar year./1/ I hereby certify that the broker, dealer, bank or futures commission merchant for each such account has been instructed to send a Compliance Officer timely duplicate broker reports, including a statement of holdings in that account as of the end of the calendar year.

__________
/1/ The Code of Ethics uses various capitalized terms that are defined in Appendix I to the Code. The capitalized terms used in this Report have the same definitions.

The following information describes other Securities or Futures Contracts in which I had a Beneficial Ownership interest as of the end of the 2001 calendar year:

     Title, Interest Rate and Maturity             Number of Shares or Contracts           Broker, Dealer,
  Date of Security or Futures Contract                  And Principal Amount                Bank or FCM

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

        Except as indicated below, all reportable Investment Transactions during the quarter ended December 31, 2001, were made through Personal Accounts and Related Accounts identified on the attached list, which, except as indicated, represents a complete list of the Personal Accounts and Related Accounts that hold Securities or Futures Contracts in which I have or had a Beneficial Ownership interest and for which PIMCO should have received or will receive timely duplicate broker reports for the calendar quarter just ended.

The following information for Investment Transactions during the calendar quarter just ended does not appear on the duplicate broker reports referenced above.

Transaction       Title, Interest Rate and Maturity       Number of Shares or Contracts    Nature of Transaction    Transaction    Broker, Dealer,
   Date          Date of Security or Futures Contract         And Principal Amount          (i.e., Buy or Sell)       Price          Bank or FCM

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------------------

SPECIAL NOTE TO PIMCO FUNDS DISTRIBUTORS LLC REGISTERED REPS AND ACCESS PERSONS:  You will not have to fill out an extra form for each year for PIMCO Funds Distributors  LLC.

                                                     SIGNED:
                                                                  ----------------------------------------------

                                                     PRINT NAME:
                                                                  ----------------------------------------------

                                                     DATE:
                                                                  ----------------------------------------------
  Please see the Code of Ethics for a full description of the Investment Transactions that must be reported.
  Transaction Date. In the case of a market transaction, state the trade date (not the settlement date).
  Title of Security or Futures Contract. State the name of the issuer and the class of the Security (e.g., common stock, preferred stock or designated issue of debt securities). For Fixed Income Securities, please provide the Security's interest rate and maturity date. For a Futures Contract, state the title of any Security subject to the Futures Contract and the expiration date of the Futures Contract.
  Number of Shares or Contracts and Principal Amount. State the number of shares of Securities, the face amount of Fixed Income Securities or the units of other securities. For options, state the amount of securities subject to the option. Provide the principal amount of each Security or Futures Contract. If your ownership interest was through a spouse, relative or other natural person or through a partnership, trust, other entity, state the entire quantity of Securities or Futures Contracts involved in the transaction. You may indicate, if you wish, the extent of your interest in the transaction.
  Nature of Transaction. Identify the nature of the transaction (e.g., purchase, sale or other type of acquisition or disposition).
  Transaction Price. State the purchase or sale price per share or other unit, exclusive of brokerage commissions or other costs of execution. In the case of an option, state the price at which it is currently exercisable. No price need be reported for transactions not involving cash.
  Broker, Dealer, Bank or FCM Effecting Transaction. State the name of the broker, dealer, bank or FCM with or through which the transaction was effected.
  Signature. Sign and date the report in the spaces provided.
  Filing of Report. A report should be filed NOT LATER THAN 10 CALENDAR DAYS after the end of each calendar quarter with:

  PIMCO
  ATTN: Compliance Officer
  840 Newport Center Drive
  Suite 300
  Newport Beach, CA 92660

  Duplicate Broker Reports. Please remember that duplicates of all trade confirmations, purchase and sale reports, and periodic statements must be sent to the firm by your broker. You should use the address above.

APPENDIX VIII

PRECLEARANCE REQUEST FORM

        This form must be submitted to a Compliance Officer before executing any Investment Transaction for which preclearance is required under the PIMCO Code of Ethics. Before completing this form, you should review the PIMCO Code, including the terms defined in that Code. The capitalized terms used in this form are governed by those definitions. In addition, the Code provides information regarding your preclearance obligations under the Code, and information regarding the Transactions, Securities and Futures Contracts that are exempt from the Code’s preclearance requirement./1/

        No Investment Transaction subject to preclearance may be effected prior to receipt of written authorization of that Investment Transaction by a Compliance Officer. Unless otherwise specified, that authorization shall be effective, unless revoked, until the earlier of (a) the close of business on the date authorization is given, or (b) until you discover that information on this preclearance request form is no longer accurate.

(1)  Your Name:                                                            _____________________________________

(2)  If the Investment Transaction will be in someone else's name or
     in the name of a trust, the name of that person or trust:             _____________________________________

     The relationship of that person or trust to you:                      _____________________________________

(3)  Name of the firm (e.g., broker, dealer, bank, futures
     commission merchant) through which the Investment Transaction will
     be executed:                                                          ____________________________________

      The relevant account number at that firm:                            ____________________________________

(4)  Issuer of the Security or identity of the Futures Contract for
     which preclearance is requested:                                      ____________________________________

      The relevant CUSIP number or call symbol:                            ____________________________________

(5)  The maximum number of shares, units or contracts for which preclearance is requested, or the market value or face amount of
     the Fixed Income Securities for which preclearance is requested:      ____________________________________

(6)  The type of Investment Transaction for which preclearance is
     requested (check all that apply):                                     ____ Purchase          ___ Sale         ____ Market Order

                                                                           ____ Limit Order (Price Of Limit Order:_______)

____________
/1/ Preclearance is required for any Investment Transaction in Securities, Related
Securities or Futures Contracts in a Personal Account or a Related Account in
which you have or will acquire a Beneficial Ownership interest.

         Please answer the following questions TO THE BEST OF YOUR KNOWLEDGE AND BELIEF:
                                               ----------------------------------------

(a)  Do you possess material nonpublic information regarding the Security or
     Futures Contract identified above or regarding the issuer of that Security?    ____ No             ____ Yes

(b)  Is the Security or Futures Contract identified above held by any PIMCO
     Advisory Client or is it a Related Security (as defined in the PIMCO Code)?
                                                                                    ____ No             ____ Yes
(c)  Is there a pending buy or sell order on behalf of a PIMCO Advisory
     Client for the Security or Futures Contract identified above or for a
     Security for which the Security identified above is a Related Security?        ____ No             ____ Yes

(d)  Do you intend or do you know of another's intention to purchase or sell the Security or Futures Contract identified above, or a Security for which the Security identified above is a Related Security, on behalf of a PIMCO
     Advisory Client?                                                               ____ No             ____ Yes

(e)  Has the Security or Futures Contract identified above or a Related
     Security been considered for purchase by a PIMCO Advisory Client within the most recent 15 days?  (Note: rejection of any opportunity to purchase the
     Security or Futures Contract for an Advisory Client would require an
     affirmative response to this question.)                                        ____ No             ____ Yes

(f)  If you are a Portfolio Employee, is the Security being acquired in an
     Initial Public Offering?/2/                                                    ____ No             ____ Yes

(g)  If you are a Portfolio Employee, are you acquiring or did you acquire
     Beneficial Ownership of the Security in a Private Placement?/3/                ____ No             ____ Yes

(h)  If you are seeking preclearance of a purchase or sale of  Securities, have you purchased or sold the same or similar Securities, or have you acquired or disposed of a Beneficial Ownership interest in the same or
     similar  Securities, within the past 60 calendar days?/4/                      ____ No             ____ Yes

--------------------
/2/ Under the PIMCO Code, Portfolio Employees generally are not permitted to acquire Securities in an Initial Public Offering.

/3/ The PIMCO Code applies special rules to the acquisition of Securities through a Private Placement and to the disposition of
Securities acquired through a Private Placement.

/4/ Under the PIMCO Code, you may not profit from short-term trades in Fixed Income Securities.  A Portfolio Employee may not profit from short-term trades in Designated Equities Securities and a Municipal Bond Portfolio Employee may not profit from short-term trades in Tax-Exempt Municipal Bonds.  This rule does not apply to transactions in U.S. Government Securities, mutual fund shares, index options or Futures Contracts.

By executing this form, you hereby certify that you have reviewed the PIMCO Code of Ethics and believe that the Investment Transaction for which you are requesting preclearance complies with the General Principles and the specific requirements of the PIMCO Code.

                                ----------------------------------------------
                                   Employee Signature

                                ----------------------------------------------
                                   Print or Type name

                                ----------------------------------------------
                                   Date Submitted

You are authorized to execute the Investment Transaction described above. Unless indicated otherwise below, this authorization remains effective, unless revoked, until: (a) the close of business today, or (b) until you discover that the information on this request form is no longer accurate.

            -------------------------------------------------
                                     Compliance Officer

            -------------------------------------------------
                                     Date of Authorization

APPENDIX IX

PRECLEARANCE REQUEST FORM

for

PIMCO’S CLOSED END FUNDS

(1)  Name of employee requesting authorization:                             ________________________

(2)  If different from #1, name of account where the trade will occur:      ________________________

(3)  Relationship of (2) to (1):                                            ________________________

(4)  Name of Firm at which the account is held:                             ________________________

(5)  Name of the PIMCO Closed End Fund:                                     ________________________

(6)  Maximum number of shares to be purchased or sold:                      ________________________

(7) Check those that are applicable:

   ____Purchase   ____ Sale   ____ Market Order  ____ Limit Order (Price of Limit Order: _______)

Prior to trading, you must consult with your Compliance Officer for authority to trade.

(8) Do you possess material nonpublic information regarding
     the PIMCO Closed End Fund/5/                                      ____ Yes    ____ No

(9) Have you or any Related Account covered by the authorization provisions of the Code purchased or sold shares of the
     PIMCO Closed End Fund within the past 6 months?                   ____ Yes    ____ No

------------------
/5/ Please note that employees are not permitted to acquire or sell securities when they possess material nonpublic information regarding the security or the issuers of the security.

I have read the Code of Ethics for PIMCO dated December 31,2001, within the prior 12 months and believe that the proposed trade fully complies with the requirements of the Code.

                                                     -------------------------------
                                                     Employee Signature

                                                     -------------------------------
                                                     Print Name

                                                     -------------------------------
                                                     Date Submitted

Authorized By:  _______________________

Authorization Date: ___________________

THIS TRADE MUST BE EXECUTED BY THE CLOSE OF BUSINESS ON THE AUTHORIZATION DATE.

APPENDIX X

COMPLIANCE OFFICERS

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

PIMCO's Compliance Officers, as of December 31, 2001, are:

Denise C. Seliga
(Chief Compliance Officer)

Bradley W. Paulson

Mohan V. Phansalkar

Richard M. Weil